DELAWARE VIP TRUST

FORM N SAR
EXHIBIT LIST
Annual Period Ended December 31,
2008


SUB ITEM 77 E  Legal Proceedings
On September 15, 2008, Lehman
Brothers
Holdings Inc. (Lehman) filed a
voluntary petition
for bankruptcy relief under chapter
11 of Title 11
of the United States Code in the
United States
Bankruptcy Court for the Southern
District of
New York.  Subsequently, several
Lehman
affiliates, including Lehman
Brothers
Commercial Corporation and Lehman
Brothers
Special Financing Inc. on October
3, 2008, filed
for similar relief in the same
court.  On October
11, 2008, Lehman and its affiliates
filed a
motion, which was approved on
October 16,
2008, requesting joint
administration of these
chapter 11 cases in the United
States
Bankruptcy Court for the Southern
District of
New York.

The investment manager of Delaware
VIP
Diversified Income Series intends
to file a proof
of claims against Lehman Brothers
Commercial
Corporation, Lehman Brothers
Special
Financing Inc. and Lehman  As of
the date of
this NSAR, the total values of the
claims
expected to be filed against Lehman
Brothers
Commercial Corporation, Lehman
Brothers
Special Financing Inc. and Lehman
for the
Series is approximately
$3,029,243.12,
$20,082.00 and $4,647,000.00,
respectively.


SUB ITEM 77P  Information required
to be filed pursuant to existing
exemptive orders
Information required to be filed
pursuant to
existing exemptive orders
incorporated into this
filing by reference to a filing
which occurred on
September 19, 2008 with the
Securities and
Exchange Commission (SEC Accession
No.
9999999997-08-040495).

663187 1